UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:     Hussman Investment Trust
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

       3525 Ellicott Mills Drive, Suite B, Ellicott City, Maryland 21043
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Telephone Number (including area code):  (410) 750-3900
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Name and address of agent for service of process:

                  John F. Splain, c/o Ultimus Fund Solutions, LLC
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                  135 Merchant Street, Suite 230, Cincinnati, Ohio 45246
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Ellicott City and state of Maryland on the 21st day of April, 2000.

                                        HUSSMAN INVESTMENT TRUST

                                        By:  /s/ John P. Hussman
                                             -------------------------
                                             John P. Hussman


Attest:  /s/ John F. Splain
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         John F. Splain, Secretary